                        CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
Ross Systems, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Ross Systems, Inc. of our report dated August 18, 1995, except as to Note 15, which is as of September 18, 1996, relating to the consolidated balance sheets of Ross Systems, Inc. and subsidiaries as of June 30, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1995, and the related schedule, which report appears in the June 30, 1996, annual report on Form 10K of Ross Systems, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.



                                  /s/ KPMG Peat Marwick LLP

San Jose, California
January 10, 1997